Exhibit 99.2

DANKA

Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

DANKA

Moderator: Doug Pray

February 8, 2006

2:00 pm CT

Operator:	Good morning. My name is (Kristen) and I will be your conference operator. At this time I would like to welcome everyone to the Danka Third Quarter Financial Results conference call.

All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. Thank you.

Mr. Pray, you may begin your conference.

Doug Pray:	Thank you, Operator. And welcome to Danka’s quarterly results call for the third quarter for fiscal 2006 ended on December 31, 2005.

Discussing the results will be CEO Todd Mavis and CFO Ed Quibell. After our remarks we will be happy to take your questions.

DANKA

Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

Please be aware that certain statements during this call can be characterized as forward-looking under the Private Securities and Litigation Reform Act of 1995 and we hereby claim the Safe Harbor protection afforded by this act for any such statements.

Those statements involve a number of factors that could cause actual results to differ materially. Listeners are cautioned to not place undue reliance on these statements which reflect our analysis only as of the date they were made.

Additional information concerning these factors is contained in the company’s filing with the SEC. Copies are available from the SEC, from Danka’s website at danka.com or from Investor Relations.

All non-GAAP financial information referenced in this call is reconciled in the tables contained in today’s news release on our website.

As a matter of policy we do not generally make any specific projections as to future results nor do we endorse any projections regarding future performance that may be made by others outside our company.

Audio replays of this call will be available for a limited time via special dial-in number and our website. Details can be found at danka.com or in our January 26 news release announcing this call.

Now here’s CEO Todd Mavis.

Todd Mavis:	Thank you, Doug. I also would like to welcome everyone to the call today. Before Ed reviews the quarter’s key financial metrics, let me bring up - bring you up to date on several strategic developments that have taken place over the past few months and also touch on a number of actions we have taken to substantially improve our long-term profitability.

DANKA

Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

I would like to start with our recent announcement regarding Pitney Bowes Management Services. As many of you may know, PBMS is one of our largest customers and we have enjoyed a mutually beneficial relationship with them for many years. Our new agreement with Pitney Bowes Management Services solidifies our position with them as the preferred provider of both equipment and services in the United States.

Second, it opens up new opportunities for us to expand our presence in their existing and new (FM) site that contain a high content of print devices.

Third, it validates our strategy to provide top tier businesses such as PBMS with high value manage print services. As you know, this strategy is core to our objective of stabilizing our service business.

I would like to now move to another equally exciting development with another valuable long-term partner, Kodak. We have completed a new agreement with Kodak which we announced in a joint news release in December which also validates our services strategy and opens up new opportunities for us to leverage our expertise in the important production print market.

We already maintain a large worldwide installed base of Kodak Digimaster systems and this expanded partnership will be a key focal point as we continue to concentrate on opportunities in the higher segments of the color and black and white market where the universe of competitors is smaller due to the high customer requirement surrounding device management, document output management, document workflow, and document routing and capture.

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

In addition to these two important business development initiatives we have taken actions over the past 90 days to improve our operational performance by accelerating our exit from unprofitable aspects of our business.

Up to now these actions have largely been focused on selling non-core, non-strategic overseas divisions. Encouragingly our new business systems and recent decentralization efforts are providing us with much greater transparency on all operational aspects. Before we had to manage the business on a consolidated corporate level.

Now we are able to measure such things as the profitability of product lines, the profitability of each sales territory, the gross profit contribution of each sales representative and the profitability of each customer contract.

As a result we recently took significant actions in a number of geographical areas around the world that should result in immediate improvements in profitability. These actions included the elimination of underperformers and reinvesting in areas that have higher return potential or a history of proven profitability.

In addition, we continue to take steps to address some of the very real gaps in our product portfolio, gaps we’ve discussed on previous calls.

I am encouraged that we are making progress and that despite these gaps the number of units shipped through the first 9 months of the year is actually higher than the comparable period last year, as is, year-to-date retail equipment revenue.

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

The strategy that we will implement to launch new products and partnerships to fill these product gaps will have some short-term impact on the traditional manufacturers support framework. However we are confident that these initiatives will benefit our customers, our vendor partners and Danka.

Now is a good breaking point for me to turn it over to Ed for a review of significant third quarter metrics. And then I will have a few additional comments about the important trend we see coming out of the quarter.

Edward Quibell:	Thanks, Todd, and good morning. Please remember that the numbers we reported today and that we will be discussing on this call, including those from prior periods are from continuing operations and reflect the impact of fluctuations in foreign currency exchange rate, the net effect of which was immaterial.

In addition to our business development successes in the quarter including the recently closed PBMS and Kodak agreements that Todd mentioned, another significant highlight in the third quarter that we are seeing the impact of is our efforts to control and reduce costs. I will go into more detail about this in a moment.

But let me start my operational review with the income statement. Consolidated revenue for the quarter was $265.5 million, flat to the previous quarter and 10.5% below a year - the year ago quarter.

Retail equipment and related sales declined by $3.3 million from last quarter and by $6.9 million from last year. We are still affected by the ongoing gaps in our color product line. Nonetheless year-to-date revenues in the retail equipment segment are up by $5.8 million and (unintelligible) shipments are up compared to the same period last year.

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

Retail services revenue declined 14.3% from last year and on a sequential basis the decline was 1.9%. Major factors contributing to the decline with a lower average cost per copy driven by competitive factors that include the continuing shift to a more utility based industry pricing model, along with a continuing decline in our heritage analog base, also increased by 28.5% over last quarter and more importantly is back in line when compared to last year.

Turning now to margins, consolidated gross margin in the third quarter was $31.8%, as compared to 32.6% last quarter and 36% last year. The major contributor to this decline is in the service area with a 500 basis point decline from last year and a 320 basis point decline from last quarter.

As I mentioned, we are continuing to see pressure on our average cost per copy due to the competition and a shifting industry pricing model which because of the relatively large fixed cost element in this area lowers margins.

We also included incurred additional costs and decided to forego some planned reductions to prepare for the two large deals we have just closed. Todd will talk about more about this later.

As we have said many times before, equipment margins do tend to vary from period to period depending on things like product mix and vendor support. Equipment margins improved sequentially but were lower year-on-year.

Operating expenses continued to tell a positive story. This has been a major focus under our (Revision) 21 initiative and it is gratifying to see the results of the actions we have and continue to take.

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

Third quarter SG&A was $79.8 million, down $29.4 million or 27% from the same quarter last year and down $10.2 million or 11.3% from last quarter. Under (Revision) 21 we are continuing to address all aspects of our business and internal systems. And during the quarter we had a further sales tax recovery of $2.2 million relating to prior periods.

We also recovered another payment of $3.2 million on a legacy worker’s compensation insurance policy relating to prior periods. We also lowered our worker’s compensation reserve by $1.7 million related to the same policy to more correctly affect our potential exposure going forward.

SG&A was favorably impacted by these items. But even without them we are on track to meet our targeted cost reductions. This resulted in an adjusted operating profit before restructuring charges and credits of $4.9 million for the quarter. That compares to an operating loss of $3.4 million last quarter and a loss of $3.8 million a year ago.

Net income was $8.3 million for the quarter, compared to a net loss of $44.5 million last quarter and a net income of $4.5 million for the year ago quarter.

Interest expense for the quarter was $7.9 million and the current quarter net income was favorably impacted by the non-cash resolution of various tax contingencies totaling $11.7 million.

Now let’s look at the balance sheet. As I mentioned last quarter, our focus is on improving the overall liquidity of the company with the emphasis on networking capital. Our networking capital improved by $3.4 million in the quarter. This is the second quarter in a row we have seen an improvement.

DANKA

Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

I also said last quarter that we would be a net user of cash in the near term as we reduce our accounts payable balances. During the quarter we reduced accounts payable in accrued expenses by $37.6 million. This resulted in our cash balance reducing to $50.7 million from $85.5 million last quarter. We also made a $13 million in semiannual interest payment in the quarter.

Historically our cash position has large movements in the quarter. By managing the various networking capital components of receivables, payables, inventory and cash and when necessary utilizing our line of credit for short periods, we are able to flatten these movements and focus our overall liquidity while improving day-to-day operations and relationships with our business partners.

This resulted in free cash for the quarter being negative $33.4 million compared to a negative $4 million last quarter. At the quarter end we had no outstanding balance on our line of credit.

Our DSOs remained constant at 56 days, which I consider an indication of overall customer satisfaction and is better than the DSOs of 65 days in the year ago quarter.

Inventories declined by $5.7 million in the quarter and were about in line with last year. And during the quarter we spent $2 million on capital expenditure as compared to $4.8 million for the same quarter last year. Year-to-date our capital expenditures are 38% lower than the comparable period last year.

We are continuing to manage our cost of working capital going forward. And although we are making progress there is still much to do.

With that, thank you. And let me hand you back to Todd.

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

Todd Mavis:	Great, thank you, Ed. I want to briefly review our third quarter results in the context of some of the major objectives that we established at the beginning of the fiscal year and that we’ve discussed on prior calls.

First we set out to create a lower cost model that enables us to be more competitive and more profitable in today’s challenging market environment. As you heard from Ed, we’ve made outstanding progress in taking the necessary steps to get a competitive cost structure in place. Through the first nine months of the year we have reduced SG&A costs by $42 million.

We are encouraged by our progress and we see opportunities for further SG&A reduction as well as reductions in our cost of goods sold. Our cost of goods sold reductions have been modest to date primarily because of the upfront investments for the large business development contract we’ve won over the last year and delays in addressing our color of product gap.

The business development wins required us to invest more in training for our service technicians and spend more in logistics and supply chain set up. Of course these upfront costs is also reflected in our service margin.

And at third quarter, for example, those margins were negatively impacted by preparations for the PBMS and Kodak contracts. This is similar to what happened in the second quarter when we made some upfront investments for the large printer manufacturer contracts that we won.

Our second major objective this year the improvement of our operational performance through the stabilization of the service business has not progressed quickly enough. As you know, the many actions we have taken are all targeted at addressing the implications associated with declining service revenue.

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

We have talked about a number of the elements of our solutions to this challenge. Our actions have included taking the necessary steps to increase the number of equipment placements, improve key customer renewals, develop complementary services through outside partnerships, expand our capabilities around manage print services and substantially reduce our overall costs.

We’ve made much progress in these areas but unfortunately the progress has been mitigated by the strong market currents associated with replacing a large analog base and a decline in the average selling price associated with service volume, which seems to be occurring throughout the industry.

Let me give you a couple of data points to help you understand further our challenge. As I mentioned earlier we have been successful in increasing the renewal rate for existing service contracts. But the overall price on these renewals is lower than the contracts that they are replacing. We also have been successful in winning new service contracts. But despite winning more new business the price once again has been lower than projected.

We already have talked about some of the key elements for addressing this challenge. There are of course the large services focused business development initiatives such as Pitney Bowes, Kodak and others, the printer manufacturer business is beginning to ramp up and we expect to see positive benefits from the PBMS agreement early in the next fiscal year.

Additionally we believe that our managed print services strategy will drive new revenues and higher margins. This includes selected investments and

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

capabilities that enable us to improve our customer’s print network and such areas as professional services, productivity and automation software and the integration of the entire print process.

A third key objective this year is to focus on the more profitable aspects of our business and to divest ourselves from the non-core, non-strategic and non-profitable. You already know about our exit from multiple geographies including several European countries, Canada and our operations in Latin America.

Now as I alluded to in my opening comments we have identified and are taking actions to improve specific underperforming territories and will we - and we will be devoting additional resources and investments to those territories that are the most advantageous and profitable for us. In addition, we have extended our profitability push to make you - for the makeup of our sales force and to each of our product lines.

And finally we continue to evaluate the profitability of all of our operations around the world and we remain focused on exiting non-core, non-strategic areas.

These three objectives - a much lower cost structure, the stabilization of our service business and a narrowed focus on the most profitable aspects of our business will remain a priority for us going forward. We expect to see even more costs coming out of the business, including (cog).

Service margins will remain under pressure in the short term but we do expect benefits from the new contracts we’ve talked about to ease some of that pressure in the next fiscal year. And there will be short-term pressures on equipment margins as we make the transition to fill in the gaps in our product line and position ourselves for longer-term profitability.

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

Ed and I are now ready to take your questions. So I’ll turn it back over to the Operator to field your questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad.

Your first question comes from (Bob Evans).

(Bob Evans):	Good morning, gentlemen.

Man:	Hey, (Bob).

Man:	Hey, (Bob).

(Bob Evans):	Can you on the product gap in terms of the color product gap that you’ve talked about for a while, when should we expect that gap to be filled?

Todd Mavis:	Yeah we are fairly confident that we will have that gap filled at the beginning of our new fiscal year so the April-May timeframe we remain focused on having the issue addressed at that time.

The other thing I’d want to say probably, (Bob), along those lines is despite the fact that we’ve had this color gap specifically in the 50 page per minute segment and higher on a year-over-year basis our color unit shipments increased slightly greater than 36% and sequentially our color unit shipments were up over 16%. So it’s a bit of a good news, bad news.

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

The good news is that despite the gap we’re making good progress in color. But clearly had we not had these deficiencies we would have even substantially better performance in that area. But to your original question, April-May it’ll be resolved as best we can tell.

(Bob Evans):	Can you give us any ballpark idea of how much revenue you’re maybe missing out on or, you know, what kind of impact does that gap getting filled have? I mean is that a $10-$20 million product category or I’m just trying to get a sense of magnitude.

Todd Mavis:	Yeah the way that I’d answer it is we’ve got a pretty good reference point and that is Europe because (Peter Williams) did a good job through his multi-vendor strategy of overcoming the product gap issue in Europe and if we just kind of extrapolate from what we’ve seen his performance in Europe be it would probably be something incrementally in the $20-$25 million range.

(Bob Evans):	Okay.

Todd Mavis:	If we were to perform similarly with that product.

(Bob Evans):	Is that equipment revenue?

Todd Mavis:	That’s equipment revenue.

(Bob Evans):	So then you’d have an accompanying service revenue with that as well.

Todd Mavis:	Correct.

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

(Bob Evans):	Okay. And then on the gross margin you said there was impact this quarter on as a result of the Kodak and Pitney deals, can you give you some sense of magnitude of what that impact was?

Todd Mavis:	Yeah I mean I think the way to look at it is if you go back, (Bob), to Ed’s prepared comments he talked about the fact that, you know, there was about 500 basis point decline in service margins on a year-on-year basis. And if you look at that 500 basis point we’ve kind of broken it out on those things that are kind of Danka related issues that we control versus the market component.

(Bob Evans):	Uh huh.

Todd Mavis:	And when we look at that I would say, you know, approximately 250 to 300 basis point of that have to do specifically with actions that we’ve taken and not taken for that matter. And I’m speaking specifically about the added investments that we touched on in preparation of these in the area of training and supply chain cost as well as the fact that we or when if you will the elimination of certain costs in the area of service in anticipation of these contracts.

The other thing that I don’t think we touched on in our prepared remarks that impacted the service margins, the (differential) is we have a fairly substantial amount of business that we do in the government. And due to the government budget process we actually delayed billing because we don’t recognize the revenue until we have the actual purchase order issued against that.

And we would have expected or hoped to have had that last quarter but it didn’t happen due to the budget process as I mentioned and so we would expect to see that this quarter. So that answers about, you know, probably 50%-60% of the gap.

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

The other issue I would put more in the area of market focus or market forces and that has to do, as touched on, with what’s happening with the average cost per copy as well as what’s going on with (PBC) contracts.

(Bob Evans):	Okay. And then on the - so along the same lines on the service revenue side the Kodak and Pitney deals, I don’t know, from my understanding, I mean that their sizeable from a service standpoint my sense is that they’re in the tens of millions. Can you give us some sense of magnitude there?

Todd Mavis:	Yeah I don’t think we’d go any further than what you just said but I mean clearly their material, you know, there are many millions of dollars of opportunity associated with those so I think your thinking is probably, you know, in line.

(Bob Evans):	Okay. And on the cost cutting side I think you said $42 million year-to-date but you appear to be tracking well, you know, kind of ahead of your range of $60 to $73 million on an annual basis since this is half your impact. I mean, should we continue to see more cost cutting? Could you give us some color in terms of what you’re doing on the cost side?

Todd Mavis:	Yeah I think that there’s - the way to answer that question in the context of what we have said publicly for the last several quarters is you really need to answer it with both buckets, the SG&A bucket if you will and the (Cogs) bucket. If you look at our performance on the SG&A side, clearly we feel we’re meeting or exceeding expectations and as we said in our prepared remarks there’s more cost to come out.

On the (Cog) side we’ve made some improvement. I would categorize that as very modest and certainly we believe that there is opportunity there as well. I

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

touched on a couple of those opportunities with respect to how we address some of the product gaps as well as what happens as a result of these new business development opportunities.

(Bob Evans):	Okay. And then on the - I think in the past and priorities you’ve said, you know, the balance sheet and, you know, hopefully restructuring the balance sheet was a priority, you know. You know, where are you on that? Are you from a priority standpoint and you talked about disposing of non-core, strategic assets. Can you give us some color in terms of how those may be intertwined and what the priority level is?

Todd Mavis:	Well I think and I may turn it over here to Ed in a second, with respect to the balance sheet we clearly recognize, you know, the constraints and challenges associated with the balance sheet and as we’ve said in the past and as you would expect, I mean we are absolutely committed to doing anything and everything we can to continue to progress and improve upon the balance sheet.

Ed, I don’t know if you want to make any other comment on that.

Edward Quibell:	Yeah I just think it’s important to realize we’re very mindful of our obligations - our future obligations, particularly in the restructuring of our debts, etcetera and I think the two major areas are focus on liquidity and I think that’s the main area we’re working on from a boundary point of view. But at the same time we must continue to focus on improving our operating performance of the company. So those are the two major focuses.

But of course we’re always looking at all other opportunities which may be available to us.

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

(Bob Evans):	I mean is it fair - is it - is that something you’re actively working on?

Edward Quibell:	Oh without a doubt. I mean we’re constantly looking at rollover opportunities.

(Bob Evans):	Okay, all right, thank you.

Todd Mavis:	Thanks, (Bob).

Operator:	Your next question comes from (Bryan Brodbig).

(Bryan Brodbig):	Yes, could you give me availability under kind of aggregate availability under all the revolvers based on the borrowing base?

Edward Quibell:	Approximately around $40 million.

(Bryan Brodbig):	Around $40 million.

Edward Quibell:	Yeah.

(Bryan Brodbig):	Okay thanks. And would you anticipate - is there any chances for tax refunds kind of in the future?

Edward Quibell:	We have some reserves which we are holding that we may or may not get them as far as clear refunds are concerned probably unlikely. (Unintelligible) P&L impact in cash advance.

(Bryan Brodbig):	And could you give us a high ride on where you were on cash restructuring charges, kind of where you are, year-to-date and then kind of what you anticipate for the future as part of Vision 21.

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

Todd Mavis:	Sure. We had a - I think we had said publicly that we would be in the cash range of $35-$37 million.

(Bryan Brodbig):	Uh huh.

Edward Quibell:	Is where I think we had set all up (Eddie) that it would be and where are we to date. But it’s probably about another $60 odd million thought we are anticipating but as far as the income tax is concerned we charged about 1.3 but as far as the overall cash expense we are about just halfway through it.

Todd Mavis:	Yeah, (Bryan), I think if you go back to - It was either last all or the call before that on a similar question. I had indicated that our expectations based on the fact that we had already taken a fair amount of the action that we probably would not, you know, get to or certainly wouldn’t exceed that $37 million number so our expectations point at this time is we’ll say well within thought range.

(Bryan Brodbig):	And then have you paid the and if you covered this I apologize but the status of the European tax settlement, have you - has that been paid yet?

Edward Quibell:	No we just received our assessment for the first part of it so it should be paying in the next week or so but the rest of the two parties will pay it out this quarter.

(Bryan Brodbig):	Okay. And the total amount there, what have you said on past…

Edward Quibell:	It was around $10 million in total.

(Bryan Brodbig):	Okay thank you.

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

Man:	Sure. Thank you.

Operator:	Your next question comes from (Robert Andretti).

(Robert Andretti):	Hey guys.

Todd Mavis:	Hey Robert.

(Robert Andretti):	Hey how are you? Good morning.

Todd Mavis:	Good. Good morning.

(Robert Andretti):	Nice job on the SG&A cut. I just wanted to focus on a few things if I could. It looked like we were a significant cash user in the quarter and wanted to get a sense of I know we were cleaning up or adjusting our (cap) (unintelligible) expenses but can we expect that for several quarters to come? Or I mean how should we think about the use of cash?

Edward Quibell:	I think if you look at it, we started cleaning that up last quarter. And I think we are probably around $16 million or so we’ve used in that area. But this quarter we - I think we brought us much more in line. I’m comfortable with where we are.

And the other important thing to realize is that throughout quarters we get quite large fluctuations in cash and where money comes in towards certain periods, we make payments in other periods.

I’m narrowing that band now and operating within a much narrower band and it’s quite amazing that our cash position now, you know, a month into the quarter is really not much different to what it has been in the past few

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

quarters. So I think we continue to manage cash as well as we have in the past but I think our focus was a little bit more on overall liquidity and networking capital.

(Robert Andretti):	Okay so I mean, to be a little bit more specific, should we - should I think of it in the next quarter or the next quarters as our cash balance going down? Or should it being going up or staying flat? I know there’s some swings but I mean (unintelligible)…

Edward Quibell:	There’s a lot of periods in there. To be honest I think we’ve probably cleaned up most of the that were networking capital and our growth in cash is going to be based on our success in operations. So I would expect…

(Robert Andretti):	Okay.

Edward Quibell:	Cash to go up.

(Robert Andretti):	Okay great, thank you. And then my final question was it seems from the prior comments that our focus is on getting our gross margins up and we still have some costs to take out in the SG&A. And then, you know, after that maybe 9 or 12 months down the line restructuring our balance sheet or see what we can do with our balance sheet. Is that a fair assessment in the order of priorities or am I thinking this incorrectly in terms of timing?

Todd Mavis:	Well I think the best way to answer that is clearly our focus is on taking the necessary steps to improve the operating performance of the company. And while there are many factors that go into that, the single biggest tenant within that turnaround is what we do in the area of service margins and service revenues. And that’s why we have and have had the focus on our managed print services.

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Moderator: Doug Pray

2-08-06/2:00 pm CT

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You know, as I know you and all the listeners understand, to the extent that we make the improvements on the operating side, you know, everything else certainly will fall in line behind that.

(Robert Andretti):	Okay. So I should think of it first on the operating side and then secondly seeing what we could do with respect t divesting businesses and fixing up our capital structure. So it’s not a two pronged approach but more focused on the operating initially.

Todd Mavis:	Yeah and the only other thing that I would say is consistent with that desire to improve the operating performance, to the extent that we do the latter and that would help us with the former then clearly we would entertain that in terms of the timeline.

(Robert Andretti):	Okay. Thank you.

Todd Mavis:	Thank you. Do we have any other questions, Operator?

Operator:	Yes, sir. Your next question comes from (Eric Gurry).

Todd Mavis:	Okay, hey, (Eric).

(Eric Gurry):	Hey guys, how are you?

Todd Mavis:	Good.

(Eric Gurry):	I’m just wondering if you can give a little more color around any progress that’s been made with respect to the printer and manufacturer partners.

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Moderator: Doug Pray

2-08-06/2:00 pm CT

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Todd Mavis:	Yeah if you go back, (Eric), and you talk about some of the frustrations we had with our Q2 results, not too dissimilar from the comments about the Pitney Bowes and the Kodak expenditures and (unintelligible) we had incurred the expense but the revenues were not growing as we had hoped that they would.

And so if you’ll recall I had said, you know, one of two things is going to happen. We either need to get comfortable that the revenues are going to be there as we had anticipated or we’re going to need to address the cost side. What I would tell us is that we are seeing the revenues starting to increase.

The majority of those as a percentage with respect to the printer manufacturing contract is more of a European opportunity than it is a US, although it does have a US component to it. And we are starting to see some growth there.

That growth as a percentage is meaningful in terms of actual dollars is not but I do believe we will continue to see growth there. And just while on that subject just to kind of give you a sense because I know we’ve touched on the service margins side and I think it’s important to understand the service revenue and I’ll start with Europe since that’s where the most opportunity is in the context of this printer manufacturer contract.

If I look at our performance on a year-over-year basis in constant dollars, I think that their service revenue would have been down a couple million dollars so certainly not flat yet but clearly moving that direction.

And I think this printer manufacturer contract certainly is contributing to that in a positive way. I realize your probably not happy with the lag between the investment and the return. But are you still comfortable with the investments you guys have made?

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Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

Todd Mavis:	Oh yeah. I mean it, you know, you always get a little bit frustrated when the burden and the benefit aren’t at times perfectly but yeah, I mean it we had - we had to do it all over again we certainly would do it because it’s key and it’s strategic. And just from the sheer P&L perspective of it we still are quite encouraged about what the implications of it are, you know, long term fully rolled out.

(Eric Gurry):	Great. Okay thanks. Good luck.

Todd Mavis:	Sure.

Operator:	Again I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad.

Your next question comes from (John Bossler).

(John Bossler):	Yes gentlemen, regarding your (Revision) 21, clearly you’re at the higher end of that. Can you give us some fresh guidance as to is there a new range for that? Are there opportunities beyond the top of the range?

Todd Mavis:	Yeah, (John), let’s - I would say that we’re clearly beyond that on the SG&A side. I’d say that we’re lagging behind that on the (cog) side. So, you know, the aggregate of that I think probably is still in the range, albeit in the upper end of the range. I think, (John), the best way to answer it is to say, you know, just go back to what was in the prepared remarks which is that we still further opportunity in the SG&A side and we clearly see that there is some opportunity in the (cog) side.

DANKA

Moderator: Doug Pray

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Confirmation # 4831368

But I don’t want to get into setting a new range or anything like that. I think it’s best just to focus on, you know, what the actions have resulted, you know, year-to-date and just remain true to the fact that we see more opportunity.

(John Bossler):	And how would - how should we look at SG&A anticipated for the next fiscal year?

Todd Mavis:	Well I think that instead of making it an SG&A discussion, I think we need to look at it in the context of profitability and so you ought to be focused as I’m sure you would well expect us to be focused on taking the necessary steps to run this company in a way that’s profitable.

(John Bossler):	Okay. And when could we expect to see the revenue side come in to where you’ve spent the upfront money and the expanded Pitney Bowes and Kodak relationship? Will that be…

Todd Mavis:	I think where it starts to hit…

(John Bossler):	In Q4 then or…

Todd Mavis:	(Unintelligible) will be early part of next fiscal year. I think we’ve got probably another quarter, you know, plus or minus a month or two to get it where it’s, you know, P&L neutral and then it becomes P&L positive.

(John Bossler):	And can you describe in a little bit more detail regarding the Pitney Bowes expanded relationship? In other words, how should we think about that?

Todd Mavis:	Well I don’t want to get into a lot of detail for the obvious competitive reasons but as I think, (John), you’re well aware they’re a very large customer of ours, very god partner of ours of which we have been servicing, you know, a meaningful percentage of their base.

DANKA

Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

This gives us an opportunity to really broaden into areas where we haven’t been servicing, kind of in that traditional base which as you can appreciate is exciting for us because it offers us a tremendous amount of leverage. And then we feel that by some actions we’re taking jointly with them this will also help them to become even more competitive in this space and so as they have success, we enjoy in that success.

And, you know, the common thread through here, if you will and just to kind of bring closure to the answer, is around our ability to deliver managed print services.

(John Bossler):	And finally on the strategic side, you know, you had the divestitures of Canada and Latin and South America. Where do you and management see the company in terms of going forward? Is there still more work to do and where do you want to have the company or are you pretty much where you want to be?

(John Bossler):	No we’re certainly not where we want to be. The other thing that I would say that gives us further opportunity that again was mentioned I believe in Ed’s comments and my prepared remarks is, you know, every day we get further and further transparency into our business as a result of the investments we’ve made and some of the systems that you’re familiar with.

And as we do that and we get more and more transparency we’re clearly seeing areas of opportunity where we should be making significantly greater investments just because of the profitability and the return potential. And conversely we’re getting more clarity on areas where we’re not meeting the

DANKA

Moderator: Doug Pray

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Confirmation # 4831368

kind of returns and so we need to either figure out how to make very immediate changes so we can get those or move into more of a harvest mentality there where we can use those assets to, you know, help fund the higher return areas.

(John Bossler):	Great, thanks so much.

Todd Mavis:	Sure. Thanks, (John).

Operator:	Your next question is a follow up from (Bob Evans).

(Bob Evans):	Hi, to kind of follow up the previous question as it relates to SG&A, you know, it looks like, you know, the 30% target is, you know, already being achieved or pretty darn close. You know, where do you think you can take the SG&A as a percentage of sales kind of in the - call it the intermediate term given the cost cut that you have made and should make going forward?

Todd Mavis:	Yeah a couple of things. One, you know, we’d like to claim victory and ring the bell but let’s make sure that everybody’s really accurate in terms of where we are on the SG&A side. We are at 30% as you said for the quarter but remember there were some one-time items in there that we got the benefit from. So there’s still work to do there and we’re clearly committed to doing it.

In the past, (Bob), as I think you know from, you know, from our investor conference and other earnings calls, we had kind of set as a target - a long-term target a 30% SG&A model.

But given what we see going on in the industry and what we anticipate happening on margins, we believe that, you know, SG&A is going to have to come down beyond that. And again that’s why I’d like to get everybody

DANKA

Moderator: Doug Pray

2-08-06/2:00 pm CT

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focused less on SG&A as a percentage and more on the fact that we’re just going to take the actions we need to take in the total cost arena to deliver the kind of operating profits that this business should be able to deliver.

(Bob Evans):	Well on that line then what would be a target operating profit and margin, I mean if you…

Todd Mavis:	Yeah I - I’m just - I’m not going to get into giving that kind of guidance. I would go back to, you know, what our expectations were at the investor conference and nothing there has really changed other than the makeup of that is weak somewhat in light of the market fluctuations and some of the dynamics that have taken place there.

(Bob Evans):	So it’s fair to say that SG&A as a percentage of sales might be lower and net gross margin might be a little lower.

Todd Mavis:	I think that’s fair to say.

(Bob Evans):	Okay, thank you.

Todd Mavis:	Sure. Operator, I think we’ll take one more question if we have and then we’ll call it a wrap.

Operator:	Okay, your next question comes from (Howard Buzniki).

(Howard Buzniki):	Yes, just can you quantify the decline in the service revenue per contract? I mean let’s say you signed a contract two years ago and you’re signing a similar contract today, what would be the decline in revenue we would expect?

DANKA

Moderator: Doug Pray

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Confirmation # 4831368

Todd Mavis:	Boy it’s - I’m going - good question. It’s going to be a complicated answer. I can’t give you a simple oh it’s 12% kind of answer.

Let me explain really two phenomena that are going on with that. The actual click rate as we migrate to a CPC contract actually is going up, okay. So as an example a very high percentage of the contract that existed at Danka and existed in the marketplace for that matter had a base component with them and then an associated overage charge.

What’s happening now is that’s moving more to a cost per copy where you see the elimination of this base rate and it’s just a true utility model, pay as you go. That rate has actually increased so that’s a good thing. But then what becomes contingent upon making that a more profitable contract is that you’re actually driving more actual volume through it. So it - that’s a component of the answer.

The other aspect that everyone needs to be aware of in the context of your question is in the contracts that remain with a base rate and then an overage component. We’re seeing that overage component come down but it’s hard to give you an exact percentage because there is a lot of mix between black and white converting to color, black and white converting to combo black and white and color. And then you put on top of that the analog mix, it’s hard to give you a percentage per se.

So I don’t know if that answers your question but it’s a complicated scenario as I’m sure you can appreciate.

Operator:	Okay sir, there are no further questions at this time.

DANKA

Moderator: Doug Pray

2-08-06/2:00 pm CT

Confirmation # 4831368

Todd Mavis:	Okay great. Well thank you everyone and we’ll be visiting with you again in 90 days.

Operator:	This concludes today’s conference call. You may now disconnect.

END